EXHIBIT 1. Underwriting Agreement between ATI and Equitrade Securities Corporation.



                           UNDERWRITING AGREEMENT
                            406,504 Common Stock

July 2, 1998

Mr. Kim Carroll
Compliance  Officer
Equitrade Securities Corporation
23736 Birtcher Drive
Lake Forest, California   92630

Dear Mr. Kim Carroll:

     1. Introduction. AZTEK Technologies, Inc., a Vancouver, British Columbia corporation (the "Company"), has an authorized capitalization of 100,000,000 shares of Common Stock, no par value. The Company has issued and outstanding 2,072,109 shares of Common Stock. This Agreement contemplates that you will use your best efforts to sell, for the account of the Company, 406,504 Common Shares at a price of $ 2.46 per Common Share.
The term "Shares," as used herein, includes as many of the Common Shares as are issued and sold pursuant to the terms hereof unless the context indicates otherwise.

The Company hereby agrees with you as follows:

     2.     Representations, Warranties and Agreements of the Company.   The
Company represents and warrants to, and agrees with, you that:

           (a) The Company has prepared and filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (File No. 0-29540) on Form 10-SB and prepared and filed one or more amendments thereto covering the registration of the Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

           (b) The Registration Statement (and any post effective amendment thereto) will fully comply with the applicable provisions of the Exchange Act and the Rules and Regulations thereunder, and that Registration Statement does not contain any untrue statement of a material fact and does not omit to state any material fact required to be stated therein or necessary in order to make the statement therein not misleading, and at all subsequent times thereto up to and including the Closing Date. The Registration Statement (and the Offering Circular as amended or supplemented) complies with the provisions of the Exchange Act and the Rules and Regulations thereunder and does not contain any untrue statement of a material fact and does not omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

           (c) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of Vancouver, British Columbia and the Company has full power and authority (corporate and other) to own its properties and conduct its business as described in the Offering Circular and as being conducted, and is in compliance in all material respects with the laws requiring its qualification to do business as a foreign corporation in all other jurisdictions in which it owns or leases substantial properties or in which the conduct of its business requires such qualification.

         (d) The Shares have been duly authorized, and when issued and delivered as contemplated by this Agreement, will have been validly issued and will be fully paid and nonassessable, and conform to the description thereof contained in the Offering Circular. No further approval or authority of the stockholders or the Board of Directors of the Company will be required for the issuance and sale of the Shares as contemplated herein.

         (e) This Agreement has been duly authorized, executed and delivered by the Company and this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms and is in all respects in full compliance with all applicable provisions of the securities laws.

         (f) The execution and delivery of this Agreement, and the performance by the Company hereunder and thereunder will not conflict with, result in a breach or violation of or constitute a default under any agreement or instrument to which the Company is a party or the corporate charter or by-laws of the Company or any law, order, rule, regulation, decree or injunction of any jurisdiction, court or governmental agency or body, and no consent, approval, authorization or order of, or filing with any governmental agency or body is required for the performance by the Company of this Agreement, with the exception of the filing with the Vancouver Stock Exchange.

         (g) The Registration Statement, as originally filed or as amended and supplemented, if the Company shall have filed with the Commission any amendment thereof or supplement thereto complies with the applicable provisions of the Securities Exchange Act and the Rules and Regulations thereunder and does not contain any untrue statement of a material fact and does not omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (h) The Company has not given any information or made any representations in connection with the offering of the Shares, written or oral, other than as contained in the Offering Circular or the Registration Statement.

      3. Offering and Sale of the Shares. On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Company appoints you as its exclusive agent to effect sales of the Shares for the account of the Company at the offering price of $2.46 per Share and upon the other terms and conditions set forth herein and in the Offering Circular, and you agree to use your best efforts as such agent to sell the Shares during the term of this Agreement upon the terms and conditions set forth herein and in the Offering Circular.

     As compensation for your services hereunder, the Company will, at the Closing (as hereinafter defined), pay Equitrade commissions of $0.1476 per Share (i.e., 6% percent of the gross proceeds of the offering) resulting from the sale of Shares pursuant to the offering contemplated herein. Your appointment shall commence upon the date of the execution of this Agreement, and shall continue for a period (such period, including any extension thereof as hereinafter provided, being herein called the "Offering Period") of 30 days (and for a period of up to 30 additional days if extended by agreement of the Company and you), unless all of the Shares have previously been subscribed for.

     The parties hereto specifically acknowledge the past role of a company called Select Capital Advisors ("Select"). In a prior offering circular, as well as the initial filing of the Form 10-SB with the U. S. Securities Exchange Commission ("Commission"), the original agreement between the issuer and Select was disclosed as a material agreement. The Commission raised substantial concerns about the role of Select because the company is not an NASD member firm, nor is the company registered with the Commission as a broker-dealer/ underwriter and, as such, it is not authorized to sale securities in the United States. The prior agreement between Aztek and Select is null and void. The issuer herein recognizes and acknowledges Select has extended considerable time, effort and funds on its behalf. Aztek agrees reimburse Select for expenses in an amount not to exceed $40,000.00 (Forty Thousand Dollars). Said reimbursement shall be paid from current or future revenues of the Company and not from the proceeds of the instant offering. Under no circumstances shall Select execute any trades or sales of the Company's securities in connection with the instant offering. The issuer believes the investors will be comprised of natural persons or corporate entities that were initially identified by Select during the existence of the
former agreement, which is now null and void.   The purchasers of the shares
must represent that they are "accredited investors" as that term is understood pursuant to the federal securities laws (and set forth at 17 C.F.R. § 230.501 (a)(1998)). Any and all sales or trades shall be conducted and consummated by Equitrade The parties hereto expressly agree Select is not an underwriter and shall not engage in conduct relative to the instant offering that may cause one to consider its activities to be consistent with those of an underwriter.

      All checks received by you from applicants to purchase shall be made payable to "AZTEK TECHNOLOGIES, INC. ACCOUNT. The brokerage account shall be established by Aztek Technologies, Inc., after the execution of the instant agreement by both parties hereto. Equitrade Securities Corporation shall maintain insurance for the account for an amount not to exceed one million dollars. You will promptly deliver to the Company one photocopy of each Subscription Agreement, the Company will mail an interim receipt to each such applicant to purchase for the amount deposited in the Account on behalf of such applicant to purchase. Any entity selected by you to process orders for Shares on behalf of applicants to purchase may deliver cash or checks and Subscription Agreements received from such applicants and you deliver to the company an executed photocopy of the Subscription Agreement and appendix 16 A of the offering circular.

     It is understood that you shall have the right to refuse to forward any Subscription Agreement, and in such event you shall promptly remit all funds received by you to the person on whose behalf such funds were submitted to you.

     4. Closing. Subject to the prior termination of the offering as provided herein, there shall be a closing (the "Closing") at the offices of, Equitrade Securities Corporation located at 23736 Birtcher Drive, Lake Forest, California 92630, or via international teleconference not later than five days immediately following the termination of the Offering Period (the "Closing Date"). Such Closing shall include the following: (i) payment for the Shares to the Company by release of funds and delivery to the Company of properly completed and executed Subscription Agreements to each purchaser;
(ii) deliver by the Company of certificates for the Shares purchased by each purchaser; and (iii) payment by the Company to you, out of the proceeds of the offering the commission referred to in Section 3 for each Share sold.
The certificates for Shares to be delivered at the Closing will be in definitive form in such denominations and registered in such names as you request at least three business days prior to the Closing Date and will be made available at the above office for checking and packaging at least one full business day prior to the Closing Date.

     5. Covenants of the Company. The Company covenants and agrees with you that:
          (a) The Company has caused the registration statement as filed and any subsequent amendments thereto to become effective.

          (b) The Company has furnished to you true and accurate copies of the Registration Statement filed with the U.S. Securities and Exchange Commission.

          (c) During the period of two years from the date hereof, the Company will furnish to you, as soon as practicable after the end of each fiscal year, a copy of its annual report to security holders for such fiscal year, and during such period the Company will also furnish to you as soon as available, a copy of each report and such other information concerning the Company as you may reasonably request.

          (d) The Company will apply the net proceeds from the sale of the Shares to be sold by it hereunder for the purposes set forth in the Offering Circular.

          (e) During the course of the offering of the Shares the Company will not take directly or indirectly any action designed to or that might, in the future, reasonably be expected to cause or result in stabilization or manipulation of the price of the Shares.

          (f) The Company has been approved for listing on the over the counter bulletin board.

    6. Expenses. Any and all expenses of the offering shall be borne by the underwriter.

    7. This Agreement has been duly authorized, executed and delivered by the Company, and (assuming due authorization, execution and delivery by you) constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws affecting enforcement of creditors rights generally and to equitable principles that may restrict the availability of remedies and except as rights to indemnity hereunder may be limited under the provisions of the federal securities laws.

      8. The required action has been taken by the Company under the Securities Exchange Act to make the public offering and consummate the sale of the Shares pursuant to this Agreement; the issue and sale by the Company of the Shares and the execution and delivery of this Agreement and the performance by the Company of its obligations hereunder and thereunder will not conflict with, result in a breach of, or constitute a default under any agreement or instrument known to such counsel to which the Company is a party or any applicable law, order, rule, regulation, decree or injunction of any jurisdiction, court or governmental agency or body or the corporate charter or by-laws of the Company; and no consent, approval, authorization or order of, or filing with, any court or body is required in connection with the issuance or sale of the Shares by the Company or for the performance by the Company of this Agreement.

     No notice of disapproval has been issued or proceedings for that purpose has been instituted by the Commission, the NASD, or any state securities or Blue Sky authority with respect to the distribution arrangements relating to the offering of the Shares.

     9. Indemnification and Contribution. (a) The Company will indemnify and hold harmless you and each person, if any, who you control within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any damages or liabilities to which the Company or any such director, officer or controlling person may become subject, insofar as such losses, claims, damages or liabilities or actions are caused by untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Offering Circular, or any amendment or supplement thereto or omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by you specifically for use therein.

     (c) Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9, notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party will relieve it from any liability which it may have to any indemnified party otherwise than under this Section 9. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this
Section 9 for legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

     10. Termination. You shall have the right to terminate this Agreement and the offering of the Shares at any time prior to the Closing if, between the date hereof and the Closing Date, there shall have been any declaration of war by the Government of the United States, an event resulting in (i) the general establishment of minimum prices by either the Commission or the National Association of Securities Dealers, or (ii) the declaration of a bank moratorium by authorities of the United States or of the State of California, the effect of which in your judgment makes it impracticable or inadvisable to proceed with the offering.

     11. Representations and Indemnities to Survive Delivery. The respective indemnities, agreements, representations, warranties and other statements of Company and its officers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of and investigation, or statement as to the results thereof, made by or on behalf of you, the Company or any of its officers, directors or controlling persons, and will survive payment to the Company for the Shares. If this Agreement is terminated pursuant to Section 10 hereof or if for any reason the sale of the Shares is not consummated, the Company shall not be responsible for the expenses incurred by you.

     12. Notices. All communications hereunder will be in writing and, if sent to you, will be mailed, delivered, or faxed (714-699-1183) and confirmed to you at Equitrade Securities Corporation, 23736 Birtcher Drive, Lake Forest, California 92630. All communications hereunder to the issuer shall be in writing and, will be mailed, delivered, or faxed (250) 762-7933 and confirmed to you at Aztek Technologies, Inc. 246 Lawrence Avenue, Suite # 5, Kelowna, British Columbia V1Y 6L3.

     13. Successors. This Agreement will inure to the benefit and be binding upon the parties hereto and their respective successors and the officers, directors and controlling persons referred to in Section 9, and no other person will have any right or obligation hereunder.

     14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

     15. Counterparts and Facsimile . This Agreement may be executed in counterparts, all of which, taken together, shall constitute a single agreement. In the event the appropriate parties execute the facsimile version of the instant agreement, said facsimile shall have the same force and effect as the hard copy.

     If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to us the instant Agreement, whereupon it will become a binding agreement among the Company and you in accordance with its terms.

Very truly yours,

AZTEK TECHNOLOGIES, INC.



                                   By: /s/ Mike Sintichakis
                                   --------------------------------
                                   Michael Sintichakis, President


The foregoing Underwriting Agreement is herein confirmed and accepted as of the date first above written.


     /s/ Kim F. Carroll
     -------------------------------------------
     Kim F. Carroll, Senior Compliance
Officers                                      Equitrade Securities
Corporation